CONSENT OF INDEPENDENT ACCOUNTANTS






We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank and Virginia Bankers Association Defined Contribution Plan for C & F Mortgage Corporation (the Plans) of our reports dated May 19, 1999 and May 25, 1999, relating to the statements of net assets available for benefits as of December 31, 1998 and 1997, and the statements of changes in net assets available for benefits for the years ended December 31, 1998 and 1997, which reports appear in the December 31, 1998 annual report on Form 11-K of the plans.




/s/ Yount, Hyde & Barbour, P.C.
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Winchester, Virginia
June 28, 1999